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                                                                    EXHIBIT 23.4



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference into this registration statement on Form S-8 of our report dated March 21, 1999 included in DTVN Holdings, Inc.'s (formerly Zydeco Energy, Inc.) Form 10-KSB for the year ended December 31, 1999 and to all references to our Firm included in this registration statement. We further consent to the incorporation by reference into this registration statement on Form S-8 of our letter dated January 28, 2000, included in the Current Report on Form 8-K of DTVN Holdings, Inc. (formerly Zydeco Energy, Inc.) filed with the Securities and Exchange Commission on February 2, 2000.



ARTHUR ANDERSEN LLP


Houston, Texas
January 5, 2001